Exhibit 5.1

Conyers Dill & Pearman

17 February 2012

Aircastle Limited Clarendon House 2 Church Street Hamilton, HM 11 Bermuda	Matter No.: 475297 Doc Ref: Legal - 904634 441-299-4993 jason.piney@conyersdill.com

Dear Sirs

Aircastle Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-4, filed with the U.S. Securities and Exchange Commission (the “Commission”) on 17 February 2012 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to US$150,000,000 aggregate principal amount of the Company’s 9.75% Senior Notes due 2018 (the “New Notes”). The New Notes are to be offered in exchange for a like principal amount of the issued and outstanding 9.75% Senior Notes due 2018 of the Company issued on 14 December 2011 (the “Old Notes”) under the Indenture, dated as of July 30, 2010, as supplemented by the First Supplemental Indenture dated 9 December 2011 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as Trustee, as contemplated by the Registration Rights Agreement, dated as of 14 December 2011, by and between the Company and Citigroup Global Markets Inc., as the initial purchaser of the Old Notes.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 17 February 2012, an extract of minutes of a meeting of the directors of the Company held on 5 December 2011 certified by the Secretary of the Company on 13 December 2011 and an extract of minutes of a meeting of the Pricing Committee of the board of directors of the Company dated held on 8 December 2011 certified by the Secretary of the Company on 13 December 2011 (together, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Indenture and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that the Company will issue the New Notes in furtherance of its objects as set out in its memorandum of association.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. Except as described in the final paragraph of this opinion, this opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the New Notes by the Company, as described in the Registration Statement, and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorize the issuance by the Company of the New Notes in accordance with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the issuance of the New Notes by the Company, as filed with the Commission as Exhibit 5.2 to the Registration Statement.

Yours faithfully

/s/ CONYERS DILL & PEARMAN LIMITED